Exhibit 4.1

DEMAND NOTE
SECURED BY A SECURITY AGREEMENT

Amount: $62,500.00	October 30, 2011	Long Beach, California

IN CONSIDERATION of the receipt of various cash advances totaling $62,500.00 in cash, continuous consulting services and other considerations, Intelligent Highway Solutions, Inc., located at 450 South 400 east, Ste. 240, Bountiful, UT 84010, ("Borrower"), promises to pay to Kenneth E. Polk, located at 9226 Marrina Pacifica Drive North, Lung Beach, CA 90803 ("Secured Party") as their interests may appear, or such other place as Secured Patty may flem time to time &designate writing, the principal sum of $62,500.

All payments shall be made in lawful money of the United States of America free freer' setoff, deduction or counterclaim of any kind whatsoever. Payment must be to in full by October 26, 2011 with minimums payments due every 30 days in the amount of $2,500.00 (Two Thousand Five Hundred Dollars as scheduled below:

1.) May 15, 2011	$2,500.00
2.) May 30, 2011	$2,500.00
3.) June 15, 2011	$2,500.00
4.) June 30, 2011	$2,500.00
5.) July 15, 2011	$2,500.00
6.) July 30, 2011	$2,500.00
7.) August 15, 2011	$2,500.00
8.) August 30, 2011	$2,500.00
9.) September 15, 2011	$2,500.00
10.) September 30, 2011	$2,500.00
11.) October 15, 2011	$2,500.00
12.) October 30, 2011(pulse fees if due)	$35,000.00

Borrower may prepay this Note on any date without deduction, premium or penalty. In the event payment isn't received within FIVE (5) days of the due date, a late fee of $125,00 will be added to the amount due each month until paid in full,

Additionally if this Note is not paid when due, Borrower hereby promises to pay the maximum interest rate permitted by law commencing from the default date and continuing until the note is paid in full. Borrower promises to pay all related costs. including, but not limited to, reasonable attorney's fees, third party collection fees incurred by Secured Party to enforce or interpret the terms and conditions of this Note, whether or not litigation, is instituted.

If &mewer breaches any provision of the Security Agreement, or any otter provision of this Note, this note shall become immediately due and payable.

The Coves and agreements contained in this Note and Security Agreement shall bind the successors and assigns of Borrower and shall inure to the benefit of Secured Party and its successors and assigns. Diligence, demand, notice, presentment, notice of dishonor, grace, notice of protest and notice of intent to accelerate the maturity of this Note are hereby waived by all makers, sureties, and endorsers hereof. This Note shall be the joint and several obligations of all makers, sureties, and endorsers, and shall he binding upon, them and their heirs, personal representatives. successors and assigns. This Note shall be governed by and construed in accordance with the laws of the State of California.

If any provision of this Note is held to be invalid, illegal or unenforceable in any respect, this Note shall be construed as not contained such provision and all other provisions of this Note shall remain in effect, and to this end the provisions of this Note we declared to be severable.

This note is sectored by a Security Agreement between Borrower and Secured Party dated April 26, 2011.

This Demand Note supersedes and replaces ALL previous debt obligations and notes previously entered into between Secured Party and Debtor prior to April 29, 2011.

Executed on April 29, 2011 in Long Beach, Ca.

Intelligent Highway Solutions, Inc.	Kenneth. K Polk
(Debtor)	(Secured Party)
/s/ David Singer
David Singer, CEO	Kenneth. K Polk

SECURITY AGREEMENT

This security agreement is entered into by and between Intelligent Highway Solutions, Inc., a Nevada Corporation, located at 450 South 400 east, Set. 240, Bountiful, UT 84010, hereinafter collectively referred to as "Debtor" and Kenneth L Polk, an individual, located at 9226 Marina Pacifica Drive North, Long Beach, CA 90803, hereinafter collectively referred to as "Secured Party" secures the October 30, 2011, Demand Note by and between Debtor and Secured Party executed on April 29, 2011.

1. Definitions:

As used in this security agreement,

a. "Collateral" means any and all fixtures, equipment, leasehold interests, inventory, accounts receivable, general intangibles, stock and the proceeds thereof, and any and all hereinafter acquired property of Debtor, the proceeds of Insurance applicable to the property described herein, and specifically including but not limited to the following

(1) California Dept of Transportation Contracts and proceeds thereof known as:

i.	56A0303 District 3
ii.	56A0300 District 6
iii.	56A0301 District 7
iv.	56A0302 District 8
v.	S6A0298 District 10
vi.	56A0305 District 11
vii.	56A0304 District 12

In order to affect the security interest set forth above, Seller has executed an, Irrevocable Assignment of Proceeds of Payment of Accounts Receivable, a Power of Attorney, a UCC 1 Financing Statement and an endorsement Authorization for use by Secured Party In connection with its Secured Promissory Note and Security Interest:

b. "Debtor" means die owners of the collateral.

c. "Indebtedness" means Debtor's obligations, obligations representing the purchasing price of property other than accounts payable arising in connection with the purchase of inventory on terms customary in the trade, and obligations under leases that would be capitalized in accordance with generally accepted accounting principles.

d. "Lien" means any security interest, UCC filing, mortgage, pledge, lien, attachment, claim, charge, encumbrance, agreement retaining title, or lessor's interest covering the collateral.

e. "Obligations" means extensions and future indebtedness and liability of Debtor to secured parry, including attorney's fees incurred by Secured Party in enforcing and amending this security agreement or collecting payment under it.

f. "Potential Default" means an event or omission that would be a default under this security agreement or any other document evidencing or creating security for the obligation, except for the passage of time or the giving of notice.

g. "Accounts" means a right to payment for goods sold or leased, or services rendered, by debtor.

h. "Equipment" means all equipment which Debtor owns now or later acquires.

i. "Inventory" means all raw materials, work in process, finished goods, and goods held for sale or lease or furnished under contract of service in which Debtor has or later acquires a right.

f. "Receivables" means accounts, instruments, documents, chattel paper, and general Intangibles (Including but not limited to the accounts subject to this security agreement) in which Debtor has or later acquires rights.

k. Terms defined in the Uniform Commercial Code not otherwise defined in this security agreement are used in this security agreement as defined in that Code on the date of this agreement.

2. Debtor's Covenants

Debtor, for valuable consideration, receipt of which is hereby acknowledged, grants, conveys, and transfers to Secured Party a securitor interest in that certain collateral described above to secure payment of a Demand Note from Debtor to Secured Party, dated October 30, 2011.

3. Debtor's Promise:

a. To pay the obligations to Secured Party when they are due.

b. To pay all wanes, including attorney's fees, and other non attorney collection fees charged by third parties incurred by Secured Party in the perfection, preservation, realization, enforcement, and exercise of its rights under this agreement, whether or not litigation is commenced.

c. To Indemnify Secured Party against loss of any kind, including reasonable attorney's fees, incurred by Secured Party by reason of its interest in the collateral.

d. To conduct Debtor's business efficiently and without voluntary interruption.

e. To preserve all rights, privileges, and franchises held by Debtor's business.

f. To keep Debtor's business property in good repair.

g. To pay all taxes when due.

h. To give Secured Party notice of any litigation that may have a material adverse effect on the business.

i. Not to change the name or place of business or to use a fictitious business name, without first notifying Secured Party in writing.

j. Not to sell, lease, transfer, or otherwise dispose of the collateral, except for sale of inventory, stock, and accounts, In the ordinary course of business.

k. Not to permit liens on the collateral, except existing liens.

1. To maintain fire and extended coverage insurance on the collateral in the amounts and under policies acceptable to Secured Party, naming Secured Party under a lender's loss payable clause, and to provide Secured Party with the original policies and certificates at Secured Party's request,

m. Not to use the collateral for any unlawful purpose or in any way that would void any effective insurance.

n. To permit Secured Party, its representatives, and its agents, to inspect the collateral at any time, and to make copies of records pertaining to It, at reasonable times, at Secured Party's request.

o. To perform all acts necessary to maintain, preserve, and to protect the collateral.

p. To notify Secured Party promptly in writing of any default, potential default, or any development that might have a material adverse effect on the collateral.

q. To execute and deliver to Secured Party all financing statements and other documents which Secured Party requests, in order to maintain a first priority perfected security interest Emile collateral.

r. To furnish Secured Party the reports related to the collateral at Secured Party's request, including its current location and use.

s. To irrevocably instruct Debtor's finance/factor company to withhold an amount equal to the required monthly payment and to remit the required monthly payment directly to Secured Party or its assignee.

4. Debtor's Warranties and Representations

Debtor covenants, warrants, and represents as follows:

a. Debtor is a validly formed and existing Nevada corporation with all necessary authority to conduct its business. The President of Debtor is duly authorized to execute this agreement on behalf of Debtor.

b. This Security Agreement is a valid and binding obligation of Debtor. The agreement creates a perfected, first priority security interest, enforceable against the collateral in Which the Debtor now has rights and will create a perfected, first priority security interest enforceable against the collateral in which Debtor lunar acquires rights, when. Debtor acquires those rights. There are no other security agreements currently in existence encumbering the collateral described herein.

c. Neither the execution nor delivery of this security agreement, nor the taking of any action in compliance with it, will

(1) Violate or breach the law, regulations, rule, order, or judicial action binding on Debtor, or any agreement to which Debtor is a party, or

(2) result in the creation of a lien against the collateral except that created by this Security Agreement.

d. No default or potential default exists.

5. Default

Debtor will be in default under this agreement if:

a. Debtor fails to pay any installment when due, or its entire indebtedness to Secured Party when due, at stated mat rail on accelerated maturity, or otherwise.

b. Debtor commits any breach, of this agreement, or any present or mature rider or supplement to this agreement, or any other agreement between Debtor and Secured Party evidencing the obligation securing it.

c. Any warranty representation, or statement, made by or on behalf of Debtor in or with respect to the agreement is false.

d. The collateral is lost, stolen, or damaged.

e. There is a seizure of attachment of, or a levy on the collateral.

f. Debtor ceases operations, is dissolved, terminates Its existence, do or fails to do anything that allows obligations to become due before there stated maturity, or becomes insolvent or unable to meet Its debts as they mature.

g. Debtor sells or transfers the collateral herein without the written consent of Secured Party and pursuant to the terms of this agreement.

6. Remedies

When a default occurs:

a. Secured creditor may:

(1) Declare the obligations immediately due and payable - without demand, presentment, protest, or notice to debtor, all of which the Debtor expressly waives.

(2) Exercise all rights and remedies available to a secured creditor alter default, including but not limited to the tights and remedies of secured creditors under the Uniform Commercial Code and applicable Oregon law.

(3) Perform any of Debtor's obligations under this agreement for Debtor's account Any money expended or obligations incurred in doing so, including reasonable attorney's fees and interest at the highest rate permitted by law, will be charged to Debtor and added to the obligation, severed by this agreement.

b. Secured creditor's notice of the time and place of public sale of the collateral, or the time on or after which a private sale or other disposition of the collateral will be made, is reasonable if sent to Debtor in the manner for giving notice at least five (5) days before the public or private sale.

c. Debtor must:

(1) Assemble the collateral and make it, and all records relating to it, available to Secured Party as Secured Party directs.

(2) Allow Secured Party, its representatives and its agents, to enter the premises where all or any part of the collateral, the records, or both may be, and remove any or all of subject collateral. Said right of reentry shall not be construed as the exclusive remedy of Secured Party but shall be In addition to any and all other remedies available to Secured Party under law and/or this agreement In the event Secured Party reenters and retakes possession of said premises, Secured Party does not acknowledge nor shall Secured Party be or become liable for any obligations of Debtor with respect to the use and occupancy of said premises, the personal property, fixtures, or leasehold improvements located thereon. This right of many shall not be construed to extinguish or otherwise interfere, modify, or change any other security given with respect to this agreement but shall constitute additional security, under this agreement

Exercise by Secured Party of this right of reentry shall not constitute a waiver or election of remedies with respect to any other claims for damages or other monetary relief.

7. Coats and Attorney's Fees

Debtor will pay all costs and expenses of collection, including reasonable attorney's fees, whether or not litigation is commenced.

8. Waiver by Secured Party

No waiver by Secured Party of any breach of default will be a waiver of any breach or default occurring laten A waiver will be valid only if it is in writing and signed by Secured Party.

9. Survival of Representations and Warranties

Debtor's representations and warranties made in this security agreement will survive its execution, delivery, and termination.

10. Assignment

This security agreement will bind and benefit the successors and assignees of the parties, but Debtor may not assign their rights under the agreement without Secured Party's prior written consent

11. Governing Law

This contract will be governed by the law of California.

12. Entire Agreament

This security agreement is the entire agreement, and supersedes any prior agreement or understandings, between Secured Party and Debtor relating to the collateral.

13. Notices

Notices under this security agreement are considered to be served three days after they are deposited in the United States mail, with prepaid first-class postage, addressed as follows:

EXECUTION OF SECURITY AGREEMENT

Intelligent Highway Solutions, Inc.	Kenneth E. Polk
(Secured Party)	(Secured Party)

/s/ David Singer
David Singer	Kenneth Polk

C.E.O	An individual

April 29, 2011	April 29, 2011